Exhibit 5.1

[Letterhead of Vorys, Sater, Seymour and Pease LLP]

May 26, 2020

First Financial Bancorp.
255 East Fifth Street, Suite 800
Cincinnati, Ohio 45202

Re:	First Financial Bancorp. 2020 Stock Plan — Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to First Financial Bancorp., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for the registration of (i) 4,400,000 common shares, no par value, of the Company (the “Shares”), to be issued and delivered pursuant to the First Financial Bancorp. 2020 Stock Plan (the “2020 Stock Plan”).

In connection with rendering the opinions expressed in this letter, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (a) the Registration Statement; (b) the 2020 Stock Plan; (c) the Company’s Amended and Restated Articles of Incorporation, as currently in effect (the “Articles”); (d) the Company’s Amended and Restated Regulations, as currently in effect (the “Regulations”); and (e) all such corporate records of the Company, including, without limitation, resolutions adopted by the Board of Directors of the Company (and committees thereof) and by the shareholders of the Company, as we have deemed relevant as a basis for these opinions. We have also relied upon such oral or written statements and representations of the officers of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for the opinions expressed herein.

In our examination of the aforesaid records, documents and certificates, we have assumed, without independent verification or investigation, the authenticity of all records, documents and certificates examined by us, the correctness of the information contained in all records, documents and certificates examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates. In making our examination of records, documents and certificates executed by any party other than the Company, we have assumed that such other party had the power and authority, corporate or other, to enter into and perform all of such other party’s obligations thereunder, and we have assumed the due authorization by all requisite action, corporate or other, of such other party, the valid execution and delivery by such other party of such documents and certificates and the validity, binding effect and enforceability thereof with respect to such other party. In addition, we have assumed that the agreements that accompany each award under the 2020 Stock Plan will be consistent with the terms of the 2020 Stock Plan and will not expand, modify or otherwise affect the terms of the 2020 Stock Plan or the respective rights or obligations of the participants thereunder. Further, we have assumed the accuracy of all information provided to us by the Company, orally or in writing, during the course of our investigations.

First Financial Bancorp.

May 26, 2020

We have further assumed that (a) the common shares of the Company currently reserved for issuance under the 2020 Stock Plan will remain available for under the 2020 Stock Plan, and (b) neither the Articles, the Regulations nor any of the proceedings relating to either the 2020 Stock Plan or any of the award agreements relating to the Shares will be rescinded, amended or otherwise modified prior to the issuance of the Shares.

We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

Based upon and subject to the foregoing and subject to the further assumptions and the qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the Shares, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration prescribed in the 2020 Stock Plan and in any award agreements entered into by participants in the 2020 Stock Plan with the Company as contemplated by the 2020 Stock Plan, when appropriate, will be legally and validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws.

The opinions expressed in this letter are rendered as of, and are based upon the laws and legal interpretations in effect and the facts and circumstances existing on, the date first written above. We disclaim any obligation to (a) advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein or (b) revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2020 Stock Plan or the Shares.

This opinion is furnished by us solely for the benefit of the Company in connection with the Registration Statement. No portion of this opinion may be quoted, relied upon or otherwise used by any other person or for any other purpose without our prior written consent.

Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. By giving such consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act or the Rules and Regulations with respect to any part of the Registration Statement, including this exhibit.

Sincerely,

/s/ Vorys, Sater, Seymour and Pease LLP